Exhibit 10.5

AMENDED AND RESTATED INVESTMENT AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT AGREEMENT, dated as of May 28, 2015 (this “Agreement”), is entered into by and among Liberty Broadband Corporation, a Delaware corporation (the “Company”), Liberty Interactive Corporation, a Delaware corporation (“LIC”), JANA Nirvana Master Fund, L.P., a Cayman Islands exempted company (“JANA Nirvana”), JANA Master Fund, Ltd., a Cayman Islands exempted company (“JANA Master”), and Coatue Offshore Master Fund, Ltd., a Cayman Islands exempted company (“Coatue” and together with LIC, JANA Nirvana and JANA Master, the “Purchasers”) and amends and restates in its entirety that certain Investment Agreement, dated as of May 23, 2015 (the “Original Investment Agreement”), by and among the Company and the Purchasers.  Certain terms used in this Agreement are used as defined in Section 11.15.

RECITALS

WHEREAS, the parties hereto have entered into the Original Investment Agreement;

WHEREAS, the parties hereto desire to amend and restate the Original Investment Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, LIC desires to purchase, and the Company desires to issue and sell to LIC, shares of Company Stock, for an aggregate purchase price of $2,500,000,000 (the “LIC Initial Aggregate Purchase Price”);

WHEREAS, subject to the terms and conditions of this Agreement, JANA Nirvana desires to purchase, and the Company desires to issue and sell to JANA Nirvana, shares of Company Stock, for an aggregate purchase price of $300,000,000 (the “JANA Nirvana Initial Aggregate Purchase Price”);

WHEREAS, subject to the terms and conditions of this Agreement, JANA Master desires to purchase, and the Company desires to issue and sell to JANA Master, shares of Company Stock, for an aggregate purchase price of $200,000,000 (the “JANA Master Initial Aggregate Purchase Price”);

WHEREAS, subject to the terms and conditions of this Agreement, Coatue desires to purchase, and the Company desires to issue and sell to Coatue, shares of Company Stock, for an aggregate purchase price of $500,000,000 (the “Coatue Initial Aggregate Purchase Price”);

WHEREAS, Charter Communications, Inc., a Delaware corporation (“Charter”), has entered into an Agreement and Plan of Mergers, dated as of May 23, 2015 (the “Mergers Agreement”), with Time Warner Cable Inc., a Delaware corporation (“Target”) pursuant to which (i) CCH I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Charter (“New Charter”), will be converted into a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 216 of the Limited Liability Company Act of the State of Delaware, (ii) a newly formed merger subsidiary will merge with and into Target (the “First Company Merger”), with Target as the surviving corporation in the First Company Merger, (iii) immediately following the First Company Merger, Target will be merged with and into a newly formed merger subsidiary (the “Second

Company Merger”), with such merger subsidiary as the surviving company in the Second Company Merger and (iv) immediately following the consummation of the Second Company Merger, Charter shall be merged with and into a newly formed merger subsidiary and indirect wholly owned subsidiary of New Charter (“Merger Subsidiary”), with Merger Subsidiary surviving as an indirect wholly owned subsidiary of New Charter;

WHEREAS, the Company has entered into an Investment Agreement with Charter and New Charter, dated May 23, 2015 (the “Charter Investment Agreement”), pursuant to which New Charter will issue and sell to the Company, and the Company will purchase, shares of New Charter’s Class A common stock, par value $0.001 per share, for a purchase price set forth in such agreement (the “New Charter Investment”); and

WHEREAS, the Board of Directors of the Company or a duly authorized committee thereof has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the premises and for the mutual promises contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

SECTION 1.1                                             Purchase and Sale of the Purchased Shares.

(a)         Upon the terms and subject to the conditions set forth herein, at the Closing:

(i)                                     LIC shall subscribe for and purchase, and the Company shall issue and sell to LIC, the LIC Purchased Shares, free and clear of any Lien (other than any restrictions created by LIC, and any restrictions on transfer arising under the Securities Act and state securities Laws);

(ii)                                  JANA Nirvana shall subscribe for and purchase, and the Company shall issue and sell to JANA Nirvana, the JANA Nirvana Purchased Shares, free and clear of any Lien (other than any restrictions created by JANA Nirvana, and any restrictions on transfer arising under the Securities Act and state securities Laws);

(iii)                               JANA Master shall subscribe for and purchase, and the Company shall issue and sell to JANA Master, the JANA Master Purchased Shares, free and clear of any Lien (other than any restrictions created by JANA Master, and any restrictions on transfer arising under the Securities Act and state securities Laws); and

(iv)                              Coatue shall subscribe for and purchase, and the Company shall issue and sell to Coatue, the Coatue Purchased Shares, free and clear of any Lien (other than any restrictions created by Coatue, and any restrictions on transfer arising under the Securities Act and state securities Laws).

(b)         The closing of the purchase of the Purchased Shares (the “Closing”) shall take place on the Closing Date after the satisfaction or, subject to applicable Law, waiver of the conditions set forth in Articles V and VI hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of those conditions), or on such other date as the Purchasers and the Company may mutually agree.  The Closing shall be held at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, at 9:00 a.m., New York City time, on the Closing Date, or at such place and time as the Purchasers and the Company shall agree.  Notwithstanding the foregoing, to the extent that any conditions to Closing set forth in Article V fail to be satisfied or waived with respect to any individual Purchaser on the Closing Date, the Closing shall occur as contemplated under this Section 1.1(b) with respect to each other Purchaser.

(c)          Two (2) Business Days prior to the Closing Date, the Company shall deliver to each Purchaser a statement setting forth the wire transfer instructions for delivery of its respective portion of the Aggregate Purchase Price.

(d)         At the Closing the Company shall (i) issue and deliver to each Purchaser (as provided in Section 1.1(e) below) its Purchased Shares, upon payment of its respective portion of the Aggregate Purchase Price by wire transfer of immediately available funds on the Closing Date and (ii) unless the Company has timely delivered a No-FIRPTA Notice, deliver a certificate of the Company (a “FIRPTA Certificate”), duly executed by an officer of the Company, to each Purchaser representing that it is not a United States real property holding corporation, as defined in Internal Revenue Code section 897(c)(2) (“USRPHC”), and it has no plan or intention to become a USRPHC.

(e)          Each Purchaser’s portion of the Purchased Shares shall be delivered by the Company to such Purchaser on the Closing Date, against payment of such Purchaser’s respective portion of the Aggregate Purchase Price, in uncertificated form through the Direct Registration System (the “Book-Entry System”) of Computershare Inc., the Company’s transfer agent for the Series C Common Stock (“Computershare”).  The Company shall cause each Purchaser to receive on the Closing Date a written confirmation from Computershare of the restricted book position created through the Book-Entry System for the account of such Purchaser (a “Restricted Book Position”), setting forth the Purchased Shares issued in the name of such Purchaser.

ARTICLE II

PROXY MATERIALS AND STOCKHOLDERS MEETING

SECTION 2.1                                             Proxy Statement.

(a)         Reasonably promptly after the date hereof, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A for a special meeting of its stockholders (as amended or supplemented, the “Proxy Statement”).  The Company shall include in the

Proxy Statement a solicitation relating to the approval, for purposes of Rule 5635(a) of the NASDAQ Stock Market Rules, of the issuance of the shares of Series C Common Stock as contemplated hereby to each Purchaser and each equity financing source party under the Other Investment Agreements (the “Stockholder Approval”).  Each Purchaser and its Affiliates shall promptly furnish to the Company such information regarding such Purchaser and its Affiliates as shall be required to be included in the Proxy Statement pursuant to the Exchange Act.  Prior to filing the Proxy Statement or any amendment or supplement thereto, the Company shall provide each Purchaser with reasonable opportunity to review and comment on such proposed filing solely with respect to the Stockholder Approval and any information relating to such Purchaser.  If at any time prior to the Closing Date, any information should be discovered by any party hereto that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b)         The Company shall promptly notify each Purchaser of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each Purchaser with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(c)          The Company shall mail the Proxy Statement to the holders of its Series A common stock, par value $0.01 per share (the “Series A Common Stock”), and Series B common stock, par value $0.01 per share (the “Series B Common Stock”), and the Series C Common Stock (together with the Series A Common Stock and the Series B Common Stock, the “Common Stock”) in accordance with customary practice after the SEC’s review of the Proxy Statement is completed.

SECTION 2.2                                             Stockholders Meeting.  The Company shall, in accordance with customary practice, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”).  A proposal relating to the approval, for purposes of Rule 5635(a) of the NASDAQ Stock Market Rules, of the issuance of the shares of Series C Common Stock as contemplated hereby to each Purchaser and each equity financing source party under the Other Investment Agreements  shall be presented to the stockholders of the Company at the Stockholders Meeting for approval.  Subject to the fiduciary duties of the Company’s directors under Delaware Law as determined by a majority of such directors after consultation with its outside legal counsel, the Board of Directors of the Company will recommend that the stockholders of the Company’s Series A Common Stock and Series B Common Stock vote at the Stockholders Meeting in favor of such proposal, and the Company will use reasonable best efforts to solicit from such stockholders proxies in favor of such proposal.  It is understood and agreed that if a Vote Failure Event occurs, each Purchaser shall, in lieu of acquiring the applicable number of shares of Series C Common Stock under this Agreement, instead acquire an equivalent number of shares of Preferred Stock on the terms and subject to the conditions contained herein (other than the rights and obligations included under Section 9.1).

SECTION 2.3                                             Publicity.  No press release or public announcement concerning this Agreement or the transactions contemplated hereby will be issued by any Purchaser or any of its Affiliates, without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed except as such release or announcement may be required by applicable Law or the rules of, or listing agreement with, any national securities exchange on which the securities of such Person or any of its Affiliates are listed or traded, in which case, the Person required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

SECTION 3.1                                             Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser that:

(a)         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each Purchaser, such agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)         The only vote of the holders of any class or series of capital stock of the Company required to approve the issuance of the shares of Series C Common Stock contemplated hereby is the approval of the Stockholder Approval by a majority of the aggregate voting power represented by the shares of Series A Common Stock and Series B Common Stock present and entitled to vote at the Stockholders Meeting or any adjournment or postponement thereof.  No other approval of the stockholders of the Company is required to consummate any of the transactions contemplated hereby.

(c)          The Purchased Shares will be, duly authorized, validly issued, fully paid and non-assessable.  The Purchased Shares will not be issued in violation of any preemptive rights or any rights of first offer, first refusal, tag-along rights or other similar rights or restrictions in favor of any other person, and each Purchaser will acquire its portion of the Purchased Shares free and clear of any Lien (other than any restrictions created by such Purchaser, and any restrictions on transfer arising under the Securities Act and state securities Laws).

(d)         The issue and sale of the Purchased Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) any provisions of the Restated Certificate of Incorporation of the Company or the Bylaws of the Company or (iii) assuming the accuracy of, and Purchaser’s compliance with, the representations, warranties and agreements of Purchaser herein, any statute or any order, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially impair or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (y) impair any Purchaser’s full rights of ownership to its portion of the Purchased Shares; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Entity is required for the issue and sale of the Purchased Shares or the consummation by the Company of the transactions contemplated by this Agreement.

(e)          The forms, reports, statements, schedules and other materials the Company was required to file with the SEC pursuant to the Exchange Act or other federal securities Laws since October 24, 2014 (the “Exchange Act Reports”), when they were filed with the SEC, conformed in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder; and as of the date hereof, no such documents were filed with the SEC since the SEC’s close of business on the Business Day immediately prior to the date of this Agreement.  The Exchange Act Reports did not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)           None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by any Purchaser or any of its respective Affiliates.  The Proxy Statement will comply as to form in all material respects with the Exchange Act.

(g)          As of the date hereof, except as set forth in the Company’s SEC Filings, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that (1) could be material to the Company’s business, operations or financial results after taking into account the value of the shares of Charter’s Class A common stock, par value $.001 per share owned by the Company and the Company’s cash, or (2) questions the validity of this Agreement, the transactions contemplated hereby, the Purchased Shares or any action to be taken by the Company pursuant hereto, which could reasonably be expected to (i) prevent or materially impair or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (ii) impair Purchaser’s full rights of ownership to the Purchased Shares.

(h)         Assuming the accuracy of, and each Purchaser’s compliance with, the representations, warranties and agreements of such Purchaser herein, no registration under the Securities Act of the offer and sale of the Purchased Shares in accordance with the terms of this Agreement is required.

SECTION 3.2                                             Representations and Warranties of Purchasers.  Each Purchaser hereby represents and warrants to the Company (as to itself) that:

(a)         Such Purchaser has been duly incorporated or organized, as applicable, and is validly existing and in good standing under the Laws of the jurisdiction of its formation.  Such Purchaser has all requisite corporate or other power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action and no other corporate or other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement or the consummation by such Purchaser of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery hereof by the Company, such agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)         Such Purchaser’s compliance with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or its subsidiaries’ property or assets is subject, (ii) any provisions of such Purchaser’s organizational documents or (iii) any statute or any order, rule or regulation of any Governmental Entity having jurisdiction over it or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the performance by such Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Entity is required for the consummation by such Purchaser of the transactions contemplated by this Agreement.

(c)          None of the information supplied in writing by such Purchaser or any of its Affiliates for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)         Such Purchaser (i) is an “accredited investor” within the meaning of the Securities Act, (ii) understands that the offer and sale of its portion of the Purchased Shares pursuant to this Agreement is intended to be exempt from the prospectus delivery and registration requirements under the Securities Act and that any transaction advice of a Restricted Book Position (and the related records of Computershare) will bear the legend set forth in Section 4.1 hereof, (iii) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in its portion of the Purchased Shares, (iv) is acquiring its portion of the Purchased Shares for its own account, for investment and not with a view to the public for resale or distribution thereof in violation of any federal, state or foreign securities law, (v) understands that its portion of the Purchased Shares will be offered and sold in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities Laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities Laws or is exempt from such registration or qualification and (vi) is capable of bearing the economic risk of (A) an investment in its portion of the Purchased Shares and (B) a total loss in respect of such investment.

(e)          Such Purchaser will have on the Closing Date sufficient funds to purchase its portion of the Purchased Shares.

ARTICLE IV

RESTRICTIONS ON TRANSFER; COMPLIANCE WITH SECURITIES ACT

SECTION 4.1                                             Restrictive Legend.  Any transaction advice from Computershare (or any successor transfer agent) with respect to a Restricted Book Position, including as to any securities issued in respect of Purchased Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend or notation in substantially the following form (in addition to any legends or notations required under applicable state securities Laws):

“THE SECURITIES SHOWN ON THIS REPORT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, UNLESS SO REGISTERED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

Each Purchaser consents to the Company giving instructions to its transfer agent which implement the restrictions on transfer established in this Article.

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY TO ISSUE THE PURCHASED SHARES

The obligations of the Company to issue the applicable portion of the Purchased Shares to each Purchaser and consummate the transactions contemplated by Article I of this Agreement on the Closing Date with respect to such Purchaser shall be subject to the satisfaction or waiver at the Closing by the Company of the following conditions:

SECTION 5.1                                             Representations and Warranties; Covenants and Agreements.

(a)         The representations and warranties of such Purchaser contained in this Agreement and in any certificate or document executed and delivered by such Purchaser pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties, without giving effect to any limitation as to materiality set forth herein or therein, shall have been true and correct in all material respects as of such particular date, and the Company shall have received a certificate, dated the Closing Date, signed by such Purchaser to such effect.

(b)         Such Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Purchaser on or prior to the Closing Date and the Company shall have received a certificate, dated the Closing Date, signed by such Purchaser to such effect.

SECTION 5.2                                             Illegality.  There shall not be in effect any statute, rule, regulation or order of any Governmental Entity that prohibits or makes illegal the transactions contemplated by Article I of this Agreement.

SECTION 5.3                                             Litigation.  There shall be no litigation pending or threatened by any Governmental Entity that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by Article I of this Agreement.

SECTION 5.4                                             Payment for the Purchased Shares.  Such Purchaser shall have made payment of its portion of the Aggregate Purchase Price for its portion of the Purchased Shares, as provided herein.

SECTION 5.5                                             The Mergers Agreement.  Each condition set forth in Sections 9.01, 9.02 and 9.03 of the Mergers Agreement to the obligations of each of the parties to the Mergers Agreement to effect the transactions contemplated by the Mergers Agreement at the closing thereof has been satisfied or is capable of being satisfied at the closing of the Mergers Agreement and the closing of the transactions contemplated by the Mergers Agreement shall have occurred.  For the avoidance of doubt, the waiver of any condition shall have no bearing on the determination of whether any condition set forth in the Mergers Agreement has been satisfied.

SECTION 5.6                                             Charter Investment Agreement.  The closing of the transactions contemplated by the Charter Investment Agreement shall have occurred.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PURCHASER TO PURCHASE ITS PORTION OF THE PURCHASED SHARES

The obligations of each Purchaser to purchase its respective portion of the Purchased Shares from the Company and consummate the transactions contemplated by Article I of this Agreement on the Closing Date shall be subject to the satisfaction or waiver at the Closing by such Purchaser of the following conditions:

SECTION 6.1                                             Representations and Warranties; Covenants and Agreements.

(a)         The representations and warranties of the Company contained in this Agreement and in any certificate or document executed and delivered by the Company pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall, without giving effect to any limitation as to materiality set forth herein or therein, have been true and correct in all material respects as of such particular date, and such Purchaser shall have received a certificate, dated the Closing Date, signed by the Company to such effect.

(b)         The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date and such Purchaser shall have received a certificate, dated the Closing Date, signed by the Company to such effect.

SECTION 6.2                                             No Material Adverse Change.  No event, circumstance, change or effect shall have occurred which has had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.3                                             Illegality.  There shall not be in effect any Law, statute, rule, regulation or order of any Governmental Entity that prohibits or makes illegal the transactions contemplated by Article I of this Agreement.

SECTION 6.4                                             Litigation.  There shall be no litigation pending or threatened by any Governmental Entity that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by Article I of this Agreement.

SECTION 6.5                                             Delivery of the Purchased Shares.  The Company shall have delivered or caused to be delivered to such Purchaser its portion of the Purchased Shares, as provided in Article I of this Agreement.

SECTION 6.6                                             The Mergers Agreement.  The closing of the transactions contemplated by the Mergers Agreement shall have occurred.

SECTION 6.7                                             Charter Investment Agreement.  The closing of the transactions contemplated by the Charter Investment Agreement shall have occurred.

ARTICLE VII

TERMINATION

SECTION 7.1                                             Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)         as to any Purchaser, by mutual written consent of the Company and such Purchaser;

(b)         as to any Purchaser, by the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions to Closing set forth in Article V not to be satisfied (or capable of being satisfied) at the Closing;

(c)          as to any Purchaser, by such Purchaser or the Company if the Closing Date shall not have occurred on or before the second (2nd) anniversary of the date of the Mergers Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the primary cause of the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)         as to any Purchaser, by such Purchaser by delivering written notice of such termination within fifteen (15) days following the occurrence of a Modification Event;

(e)          as to any Purchaser, by such Purchaser upon the enactment or entry of any order (whether preliminary or permanent but not a temporary restraining order) by any federal, state or local court or other Governmental Entity of competent jurisdiction in connection with any litigation, action, suit, hearing or adversarial proceeding (whether civil, criminal or administrative) by the Company or any of its Affiliates against such Purchaser or any Related Party (as defined below) thereof relating to this Agreement, the Mergers Agreement, the New Charter Investment or any of the transactions contemplated hereby or thereby;

(f)           as to any Purchaser, by such Purchaser or the Company if there shall be in effect a final non-appealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions between such Purchaser and the Company contemplated by Article I hereof; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); or

(g)          the termination of the Mergers Agreement in accordance with its terms.

SECTION 7.2                                             Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other parties, the rights and obligations of the parties as to which such termination is effective under this Agreement (to the extent any such rights and obligations remain unsatisfied as of such date) shall become null and void, and the purchase of the portion of the Purchased Shares by the applicable Purchaser hereunder shall be abandoned, without further action by such Purchaser or the Company.  In the event that this Agreement is terminated as provided herein, then each of the parties as to which such termination is effective shall be relieved of their duties and obligations with respect to the purchase of the portion of the Purchased Shares by the applicable Purchaser arising under this Agreement after the date of such termination and such termination shall be without Liability to such Purchaser or the Company; provided, however, that nothing in this Section 7.2 shall relieve any Purchaser or the Company of any Liability for a breach of this Agreement.

ARTICLE VIII

COVENANTS

SECTION 8.1                                             Non-Reliance.  Each Purchaser acknowledges and agrees that: (i) the Company and its Affiliates and their respective directors, officers, employees, partners, members, shareholders and agents (collectively, the “Company Affiliates”) may be, and such Purchaser is proceeding on the assumption that the Company Affiliates are, in possession of material, non-public information concerning the Company and its Affiliates (the “Information”), which is not or may not be known to such Purchaser; (ii) no Company Affiliate has made, and such Purchaser disclaims the existence of or its reliance on, any representation by a Company Affiliate concerning the Company or the transactions contemplated hereby (except for the representations and warranties set forth in this Agreement); (iii) such Purchaser is not relying on any disclosure or non-disclosure of the Information made or not made, or the completeness thereof, in connection with or arising out of the transactions contemplated hereby, and therefore has no claims against any Company Affiliate with respect thereto; (iv) if any such claim may exist, such Purchaser, recognizing its disclaimer of reliance and the Company’s reliance on such disclaimer as a condition to entering into this Agreement and the transactions contemplated hereby, covenants and agrees not to assert it against any Company Affiliate; and (v) the Company shall have no Liability, and such Purchaser waives and releases any such claim that it might have against any Company Affiliate, whether under applicable securities Law or otherwise, based on a Company Affiliate’s knowledge, possession or non-disclosure to such Purchaser of the Information.

SECTION 8.2                                             Reasonable Best Efforts.  Each party hereto shall cooperate with the other parties and use its respective commercially reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions and perform the covenants contemplated by this Agreement.

SECTION 8.3                                             Other Rights.  The Company agrees that in the event the Company enters into, or has entered into, any Other Investment Agreement, the economic and other material terms of such agreement, taken as a whole, shall be the same as, or less favorable to, the equity financing source party to the Other Investment Agreement, compared to the economic and other material terms, taken as a whole, granted to the Purchasers pursuant to this Agreement.

SECTION 8.4                                             Use of Proceeds.  The Company shall use the proceeds of the Aggregate Purchase Price for the New Charter Investment.

SECTION 8.5                                             Commitment Reduction Election.  The Company shall provide notice promptly to each Purchaser of its determination to effect a Commitment Reduction Election, but in no event later than the ninetieth (90th) day prior to the Company’s good faith estimate of the Closing Date.

SECTION 8.6                                             Notice.  The Company shall use its reasonable best efforts to provide written notice to each Purchaser no less than ten (10) days prior to the expected Closing Date.

SECTION 8.7                                             FIRPTA Representation.  At least fifteen (15) Business Days prior to the Closing Date, the Company will give notice to each Purchaser if the Company will not be able to deliver the FIRPTA Certificate at Closing (the “No-FIRPTA Notice”).  If the Company gives the Purchaser a No-FIRPTA Notice, the Purchaser may elect, by written notice to the Company at least five (5) Business Days prior to the Closing Date, to reduce the number of Purchased Shares acquired at the Closing to the largest number of Purchased Shares that will result in no portion of the Purchased Shares being treated as a “United States real property interest” within the meaning of Internal Revenue Code section 897(c) and the Treasury regulations promulgated thereunder on the date of the Closing, and the Aggregate Purchase Price shall be correspondingly reduced.

ARTICLE IX

REGISTRATION RIGHTS

SECTION 9.1                                             Registration Rights.

(a)                                 Demand Registrations.

(i)                                     Subject to the terms and conditions of this Agreement, at any time following the Closing Date, each Purchaser may request the Company to register under the Securities Act all or any portion of the Registrable Securities held by such Purchaser for sale in the manner specified in such notice, provided that the aggregate offering price, as such amount is determined on the cover page of the Registration Statement, shall not be less than $250,000,000.  Such request shall specify the intended method of disposition thereof by such Purchaser, including whether (A) the registration requested is for an underwritten offering and (B) the Registration Statement covering such Registrable Securities shall be on Form S-3 (subject to Section 9.1(a)(iii)).  If the Company is requested to file a registration on Form S-3 and the Company is then ASR Eligible, the Company shall use commercially reasonable best efforts to cause the Registration Statement to be an ASRS. In the event that any registration pursuant to this Section 9.1(a) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities therein (an “Underwriter Cutback”). Such Purchaser may revoke a request pursuant to this Section 9.1(a)(i) prior to the effective date of the corresponding Registration Statement; provided, that such request shall count as one of such Purchaser’s demand requests referred to in Section 9.1(a)(ii) unless such Purchaser reimburses the Company for all out-of-pocket expenses (including Registration Expenses) incurred by the Company relating to such Registration Statement; provided, further, if such Purchaser revokes a demand pursuant to this Section 9.1(a)(i) within twenty-four (24) hours after notice in writing to such Purchaser of an Underwriter Cutback, (1) such request shall not count as one of its demand requests pursuant to Section 9.1(a)(ii) and (2) such Purchaser will not be obligated to reimburse the Company for any of its out-of-pocket expenses, including Registration Expenses.

(ii)                                  Following receipt of any notice under this Section 9.1(a), the Company shall use commercially reasonable best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from such Purchaser, the number of shares of Registrable Securities specified in such notice.  If such method of disposition shall be an underwritten public offering, such Purchaser may designate the managing underwriter or co-managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed.  Each Purchaser shall have two (2) demand registrations pursuant to this Section 9.1(a); provided, however, that the Company shall not be obligated to effect more than one such registration in any one hundred eighty (180)-day period; provided, further, that such obligation shall be deemed satisfied only when a Registration Statement covering all shares of Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by such Purchaser, shall have become effective and, (A) if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto and (B) in any other case, such Registration Statement shall have remained effective throughout the Effectiveness Period.

(iii)                                                       From and after the date hereof, the Company shall use its commercially reasonable best efforts to qualify under the provisions of the Securities Act, and thereafter, to continue to qualify at all times, for registration on Form S-3 or any successor thereto.  Demand registrations pursuant to this Section 9.1(a) shall be on Form S-3 or any similar short-form Registration Statement, if available.  In the event the Company fails to qualify, the Company shall be required to effect demand registrations pursuant to this Section 9.1(a) on Form S-1 or any successor thereto to the same extent as the Company would be required to effect demand registrations on Form S-3.

(iv)                                                      Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice to any Purchaser, to require such Purchaser to suspend the use of the Prospectus for sales of Registrable Securities under the Registration Statement for a reasonable period of time not to exceed one hundred twenty (120) consecutive days or one hundred eighty (180) days in the aggregate in any 12-month period (a “Suspension Period”) if the Board of Directors of the Company (or the executive committee thereof) determines that such use would (A) require the public disclosure of material non-public information concerning any transaction or negotiations involving the Company that would interfere with such transaction or negotiations or (B) otherwise interfere with financing plans, acquisition activities or business activities of the Company, provided, that, if at the time of receipt of such notice such Purchaser shall have sold Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the purchase of such shares) and the reason for the Suspension Period is not of a nature that would require a post-effective amendment to the Registration Statement, then the Company shall use its commercially reasonable best efforts to take such action as to eliminate any restriction imposed by federal securities Laws on the timely delivery of such shares.  Immediately upon receipt of such notice, such Purchaser shall discontinue the disposition of Registrable Securities under such Registration Statement and Prospectus relating thereto until such Suspension Period is terminated.  The Company agrees that it will terminate any such Suspension Period as promptly as reasonably practicable and will promptly notify such Purchaser of such termination.  After the expiration of any Suspension Period and without any further request from such Purchaser, the Company shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If a Suspension Period occurs during the Effectiveness Period for a Registration Statement, such Effectiveness Period shall be extended for a number of days equal to the total number of days during which the distribution of Registrable Securities is suspended under this Section 9.1(a)(iv). If the Company notifies any Purchaser of a Suspension Period with respect to a Registration

Statement requested pursuant to Section 9.1(a) that has not yet been declared effective, (i) such Purchaser may by notice to the Company withdraw such request without such request counting as one of such Purchaser’s demand requests under Section 9.1(a)(ii) and (ii) such Purchaser will be not obligated to reimburse the Company for any of its out-of-pocket expenses, including Registration Expenses.

(v)                                 The Company shall be entitled to include in any Registration Statement referred to in this Section 9.1(a), for sale in accordance with the method of disposition specified by such Purchaser, shares of Common Stock to be sold by the Company for its own account (to the extent that the inclusion of such shares by the Company shall not adversely affect the offering), and shall not, without the prior consent of such Purchaser, be entitled to include shares held by any persons other than such Purchaser and its Affiliates.  The Registrable Securities of such Purchaser shall have priority for inclusion in any firm commitment underwritten offering, ahead of all Registrable Securities held by other holders included in such offering, in any Underwriter Cutback.

(b)                                 Piggyback Registration.  Subject to the terms and conditions of this Agreement, if the Company at any time following the Closing Date (other than pursuant to Section 9.1(a)) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public), it will give prompt written notice to each Purchaser of its intention to do so (such notice to be given not less than ten (10) Business Days prior to the anticipated filing date of the related Registration Statement).  Upon the written request of any Purchaser, received by the Company within ten (10) Business Days after the giving of any such notice by the Company, to register any of its Registrable Securities, the Company will use commercially reasonable best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition by such Purchaser or its Affiliates of such Registrable Securities so registered.  In the event that any registration pursuant to this Section 9.1(b) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced pursuant to an Underwriter Cutback.  In the event that the managing underwriter or co-managing underwriters on behalf of all underwriters limits the number of shares to be included in a registration pursuant to this Section 9.1(b), or shall otherwise require a limitation of the number of shares to be included in the registration, then the Company will include in such registration (i) first, securities proposed by the Company to be sold for its own account and (ii) second, shares of Registrable Securities requested to be included by such Purchaser pursuant to this Section 9.1(b) and securities requested to be included by any other holders of Registrable Securities, pro rata, based on the number of Registrable Securities beneficially owned by such Purchaser and each such other holder of Registrable Securities.  Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 9.1(b) without thereby incurring any Liability to any Purchaser or its Affiliates.

(c)                                  Expenses.  Except as specifically provided herein, all Registration Expenses incurred in connection with the registration of the Registrable Securities shall be borne by the

Company, and all Selling Expenses shall be borne by the applicable Purchaser.

(d)                                 Procedures for Registration.  If and whenever the Company is required by the provisions of Sections 9.1(a) or 9.1(b) to use commercially reasonable best efforts to effect the registration of any shares of Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(i)                                     Prepare and promptly file with the SEC a Registration Statement with respect to such securities and use commercially reasonable best efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(ii)                                  Prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in paragraph (i) above and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the applicable Purchaser’s or its Affiliates’ intended method of disposition set forth in such Registration Statement for such period;

(iii)                               Furnish to the applicable Purchaser and the underwriters such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

(iv)                              Use commercially reasonable best efforts to register or qualify the Registrable Securities covered by such Registration Statement under the securities or “blue sky” Laws of such jurisdictions as the applicable Purchaser or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(v)                                 Use commercially reasonable best efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Series C Common Stock is then listed;

(vi)                              Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(vii)                           Immediately notify the applicable Purchaser, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of such Purchaser prepare and furnish to such Purchaser a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(viii)                        If the offering is underwritten and at the request of the applicable Purchaser, use commercially reasonable best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such Purchaser, covering such matters as are typically included in an opinion to underwriters for a comparable transaction, including stating that such Registration Statement has become effective under the Securities Act and that (A) to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act and (B) the Registration Statement, the related Prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or financial or statistical data contained therein) and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such Purchaser, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Registration Statement or the Prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) Business Days prior to the date of such letter) with respect to such registration as such underwriters or such Purchaser may reasonably may request;

(ix)                              Use commercially reasonable best efforts to cooperate with the applicable Purchaser and its Affiliates in the disposition of the Registrable Securities covered by such Registration Statement;

(x)                                 In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, and before filing any such Registration Statement or any other document in connection therewith, give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by the applicable Purchaser or any of its legal counsel; participate in and make documents available for the reasonable and customary due diligence review of underwriters during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company; provided that (i) any party receiving confidential materials shall execute a confidentiality agreement on customary terms if reasonably requested by the Company and (ii) the Company may in its sole discretion restrict access to competitively sensitive or legally privileged documents or information; and

(xi)                              Otherwise use commercially reasonable best efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the SEC and reasonably cooperate with the applicable Purchaser in the disposition of its Registrable Securities in accordance with the terms of this Agreement.  Such cooperation shall include the endorsement and transfer of any certificates representing Registrable Shares (or a book-entry transfer to similar effect) transferred in accordance with this Agreement.

For purposes of Sections 9.1(d)(i) and 9.1(d)(ii) and of Section 9.1(a)(iv), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and ninety (90) days after the effective date thereof (the “Effectiveness Period”).  In connection with each registration hereunder, each Purchaser and its Affiliates will timely furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities Laws.  In connection with each registration pursuant to Sections 9.1(a) or 9.1(b) covering an underwritten public offering, the Company and each Purchaser agree to enter into customary agreements (including an underwriting or similar agreement) with the managing underwriter or co-managing underwriters selected in the manner herein provided, in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature.

The Company will use commercially reasonable best efforts to make available to its security holders, as promptly as reasonably practicable, an earnings statement (which need not be audited) covering the period of twelve (12) months commencing upon the first disposition of Registrable Securities pursuant to a Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the SEC promulgated thereunder.

(e)                                  Suspension of Sales.  Upon receipt of notice from the Company pursuant to Section 9.1(d)(vii) the applicable Purchaser shall immediately discontinue disposition of Registrable Securities pursuant to the applicable Registration Statement and Prospectus relating thereto until such Purchaser (A) has received copies of a supplemented or amended Prospectus or prospectus supplement pursuant to Section 9.1(d)(vii) or (B) is advised in writing by the Company that the use of the Prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Purchaser shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Purchaser’s possession, of the Prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.  If the Company shall give such notice with regards to any Registration Statement requested pursuant to Section 9.1(a), the Effectiveness Period in respect of such Registration Statement shall be extended by the number of days during the period from and including the date such notice is given by the Company to the date when the Company shall have (1) made available to the applicable Purchaser a supplemented or amended Prospectus or prospectus supplement pursuant to Section 9.1(d)(vii) or

(2) advised such Purchaser in writing that the use of the Prospectus and, if applicable, prospectus supplement may be resumed.

(f)                                   Free Writing Prospectuses.  Each Purchaser shall not use any Free Writing Prospectus in connection with the sale of Registrable Securities without the prior written consent of the Company.

(g)                                  Information.  It shall be a condition precedent to the Company’s obligation to file a Registration Statement or any prospectus supplement with the SEC that each Purchaser and its Affiliates shall first furnish to the Company such information regarding such Purchaser, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities under the Securities Act.

(h)                                 Indemnification.

(i)                                     The Company agrees to indemnify and hold harmless each Purchaser named in a Registration Statement and each Person, if any, that controls such Purchaser within the meaning of the Section 15 of the Securities Act (each a “controlling person”) and the respective officers, directors, stockholders, partners, members and Affiliates of such Purchaser and each controlling person (each, a “Registration Rights Indemnitee”), to the fullest extent lawful, from and against any and all Damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with (i) any untrue statement of material fact contained in any Disclosure Package, any Registration Statement, any Prospectus, any Free Writing Prospectus, or in any amendment or supplement thereto, or (ii) any omission to state in any Disclosure Package, any Registration Statement, any Prospectus, any Free Writing Prospectus, or in any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Registration Rights Indemnitee to the extent that any such Damage is directly caused by an untrue statement or omission made in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Registration Rights Indemnitee and approved expressly for use therein. This indemnity agreement shall be in addition to any Liability which the Company may otherwise have.

(ii)                                  Each Purchaser named in a Registration Statement agrees to indemnify the Company and its officers and directors and each Person, if any, that controls the Company (each, a “Company Registration Rights Indemnitee”), against any and all Damages directly caused by any untrue statement of material fact contained in any Disclosure Package, any Registration Statement, any Prospectus, any Free Writing Prospectus or any amendments or supplements thereto or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading, in each case, to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser and approved expressly for use therein.

(iii)                               If the indemnification provided for in Section 9.1(h)(i) or (ii)  is unavailable to a Registration Rights Indemnitee or a Company Registration Rights Indemnitee, as applicable, with respect to any Damages referred to therein or is insufficient to hold the Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, harmless as contemplated therein, then the Company or the applicable Purchaser, as applicable, in lieu of indemnifying such Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, shall contribute to the amount paid or payable by such Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Registration Rights Indemnitee or the Company Registration Rights Indemnitee, as applicable, on the one hand, and the Company or such Purchaser, as applicable, on the other hand, in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the Company or such Purchaser, as applicable, on the one hand, and of the Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by or on behalf of the Company or by or on behalf of the Registration Rights Indemnitee, as applicable, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and  such Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 9.1(h)(iii)  were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9.1(h)(i).  No Registration Rights Indemnitee or Company Registration Rights Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company or such Purchaser, as applicable, if the Company or such Purchaser, as applicable, was not guilty of such fraudulent misrepresentation.

(i)                                     Notice of Reg Rights Claim.

(i)                                     As used in this Section 9.1(i), the term “Reg Rights Claim” means a claim for indemnification by any Company Registration Rights Indemnitee or any Registration Rights Indemnitee, as the case may be, for Damages under Section 9.1(h) (such Person making a Reg Rights Claim, an “Reg Rights Indemnified Person”).  A Company Registration Rights Indemnitee or a Registration Rights Indemnitee may give notice of a Reg Rights Claim under this Agreement (and in the case of a Registration Rights Indemnitee whether for its own Damages or for Damages incurred by any other Registration Rights Indemnitee) pursuant to a written notice of such Reg Rights Claim executed by the Company or the applicable Purchaser, as applicable (a “Notice of Reg Rights Claim”), and delivered to the other of them (such receiving party, the “Reg Rights Indemnifying Person”), within twenty (20) days after such Reg Rights Indemnified Person becomes aware of the existence of any potential claim by such Reg Rights

Indemnified Person for indemnification under Section 9.1(h), arising out of or resulting from any item indemnified pursuant to the terms of Section 9.1(h)(i) or Section 9.1(h)(ii); provided, that, the failure to timely give such notice shall not limit or reduce the Reg Rights Indemnified Person’s right to indemnification hereunder unless (and then only to the extent that) the Reg Rights Indemnifying Person’s defense of such Reg Rights Claim is materially and adversely prejudiced thereby.

(ii)                                  Each Notice of Reg Rights Claim shall: (A) state that the Reg Rights Indemnified Person has incurred or paid Damages in an aggregate stated amount (where practicable) arising from such Reg Rights Claim (which amount may be the amount of damages claimed by a third party in an Action brought against any Reg Rights Indemnified Person based on alleged facts, which if true, would give rise to Liability for Damages to such Reg Rights Indemnified Person under Section 9.1(h); and (B) contain a brief description, in reasonable detail (to the extent reasonably available to the Reg Rights Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Reg Rights Indemnified Person’s good faith belief and knowledge thereof, including the identity and address of any third party claimant (to the extent reasonably available to the Reg Rights Indemnified Person).

(iii)                               Following delivery of the Notice of Reg Rights Claim (or at the same time if the Reg Rights Indemnified Person so elects) the Reg Rights Indemnified Person shall deliver copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated Liability, and the specific nature of the breach to which such item is related.

(j)                                     Defense of Third Party Reg Rights Claims.

(i)                                     Subject to the provisions hereof, the Reg Rights Indemnifying Person on behalf of the Reg Rights Indemnified Person shall have the right to elect to defend and control the defense of any Third-Party Reg Rights Claim, and, as provided by Section 9.1(k), the costs and expenses incurred by the Reg Rights Indemnifying Person in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Reg Rights Indemnifying Person.  The Reg Rights Indemnified Person (unless itself controlling the Third-Party Reg Rights Claim in accordance with this Section 9.1(j)) may participate, through counsel of its own choice and, except as provided herein, at its own expense, in the defense of any Third Party Reg Rights Claim.

(ii)                                  The Reg Rights Indemnified Person shall give prompt written notice of any Third-Party Reg Rights Claim to the Indemnifying Person; provided, that the failure to timely give such notice shall not limit or reduce the Reg Rights Indemnified Person’s right to indemnity hereunder unless (and then only to the extent that) the Reg Rights Indemnifying Person’s defense of such Third-Party Reg Rights Claim is materially and adversely prejudiced thereby.  The Reg Rights Indemnifying Person shall be entitled to assume the control and defense thereof utilizing legal counsel reasonably acceptable to the Reg Rights Indemnified Person; provided, that the Reg Rights Indemnifying Person shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal or governmental proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction against the Reg Rights Indemnified Person, to the extent that such defense relates to the claim for such injunction, or (C) the Reg Rights Indemnifying Person has elected to have the Reg Rights Indemnified Person defend, or assume the control and defense of, a Third-Party Reg Rights Claim in accordance with this Section 9.1(j).

(iii)                               Any party controlling the defense of any Third-Party Reg Rights Claim pursuant hereto shall: (i) conduct the defense of such Third-Party Reg Rights Claim with reasonable diligence and keep the other parties reasonably informed of material developments in the Third-Party Reg Rights Claim at all stages thereof; (ii) as promptly as reasonably practicable, submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the other parties and their counsel to confer on the conduct of the defense thereof; and (iv) permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission.  The Company and the applicable Purchaser will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, that notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to the other party or its counsel, accountants or representatives, if doing so would be reasonably expected to violate any Law to which such Person is subject or could jeopardize (in the reasonable discretion of the disclosing party) any attorney-client privilege available with respect to such information.

(iv)                              If the Reg Rights Indemnifying Person controls the defense of and defends any Third-Party Reg Rights Claim under this Section 9.1(j), the Reg Rights Indemnifying Person shall have the right to effect a settlement of such Third-Party Reg Rights Claim on the Reg Rights Indemnified Person’s behalf without the consent of the Reg Rights Indemnified Person; provided, that (A) such settlement does not involve any injunctive relief binding upon the Reg Rights Indemnified Person or any of its Affiliates, and (B) such settlement expressly and unconditionally releases the Reg Rights Indemnified Person and the other applicable Reg Rights Indemnified Persons (that is, each of the Company Registration Rights Indemnitees, if the Reg Rights Indemnified Person is a Company Registration Rights Indemnitee, and each of the Registration Rights Indemnitees, if the Reg Rights Indemnified Person is a Registration Rights Indemnitee) from all Liabilities with respect to such Third-Party Reg Rights Claim, without prejudice.  If the Reg Rights Indemnified Person controls the defense of and defends any Third-Party Reg Rights Claim under this Section 9.1(j), the Indemnified Person shall have the right to effect a settlement of such Third-Party Reg Rights Claim with the consent of the Reg Rights Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).  No settlement by the Reg Rights Indemnified Person of such Third-Party Reg Rights Claim shall limit or reduce the right of any Reg Rights Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Reg Rights Claim to the extent indemnified in Section

9.1(h); provided, that such settlement is effected in accordance with this Section 9.1(j).  As used in this Section 9.1, the term “settlement” refers to any consensual resolution of the claim in question, including by consent, decree or by permitting any judgment or other resolution of a claim to occur without disputing the same, and the term “settle” has a corresponding meaning.

(k)                                  Resolution of Claims.  Each Notice of Reg Rights Claim given by an Reg Rights Indemnified Person shall be resolved as follows:

(i)                                     Admitted Claims.  If, within twenty (20) Business Days after a Notice of Reg Rights Claim is delivered to the Reg Rights Indemnifying Person, the Reg Rights Indemnifying Person agrees in writing that Liability for such Claim is indemnified under Section 9.1(h)(i) or Section 9.1(h)(ii), as applicable, the full amount of the Damages specified in the Notice of Reg Rights Claim is agreed to, and that such Notice of Reg Rights Claim is timely, the Reg Rights Indemnifying Person shall be conclusively deemed to have consented to the recovery by the Reg Rights Indemnified Person of the full amount of Damages specified in the Notice of Reg Rights Claim; provided, that, to the extent the full amount of Damages is not known at the time such Notice of Reg Rights Claim is delivered, payment by the Reg Rights Indemnifying Person under this Section 9.1(k)(i) with respect to any speculative Damages shall not be due until the actual amount of such Damages is known.

(ii)                                  Contested Claims.  If the Reg Rights Indemnifying Person does not so agree in writing to such Notice of Reg Rights Claim or gives the Reg Rights Indemnified Person written notice contesting all or any portion of a Notice of Reg Rights Claim (a “Contested Claim”) within the twenty (20) Business Day period specified in Section 9.1(k)(i), then such Contested Claim shall be resolved by a written settlement agreement executed by the Company and the applicable Purchaser.

(l)                                     Brokers.  For the avoidance of doubt, each Purchaser shall have the right to engage one or more brokers to effect any sale of the Purchased Shares.

(m)                               Rule 144.

(i)                                     To the extent that a Purchaser’s Purchased Shares are tradable without restriction pursuant to Rule 144 of the Securities Act, the Company will cause the removal of any restrictive legends from such Purchased Shares.

(ii)                                  With a view to making available to each Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities that are shares of Series C Common Stock to the public without registration, the Company agrees to use its commercially reasonable best efforts to: (A) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the Closing Date; (B) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and (C) so long as the applicable Purchaser owns any Registrable Securities, furnish to such Purchaser forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Common Stock without registration.

(n)                                 Termination of Registration Rights.  This Section 9.1 (other than Section 9.1(c), Sections 9.1(h)-(k) and Section 9.1(m)) will terminate on the date on which all Purchased Shares subject to this Agreement cease to be Registrable Securities.

ARTICLE X

INDEMNIFICATION

SECTION 10.1                                            Indemnification.  The Company agrees to indemnify and hold harmless each Purchaser and each of its respective members, directors, limited and general partners, managers, officers, employees and controlling persons, and each of their respective successors and assigns (collectively, the “Indemnified Persons” and each individually, an “Indemnified Person”) from and against any and all losses, claims, damages, demands and liabilities, joint or several, or actions or proceedings in respect thereof, brought by or against any person (collectively, “Losses”), relating to or arising out of any pending or threatened Action brought by or on behalf of the shareholders of the Target, the Company or Charter (each such Action, a “Shareholder Action”).  Except as provided in Section 10.2 below, the Company agrees to reimburse each Indemnified Person promptly upon request for all reasonable and documented costs and expenses (including reasonable and documented fees, disbursements and other charges of legal counsel) as they are incurred in connection with investigating, preparing for, defending (including, with the Company’s prior consent, counterclaims and impleading third parties) against or providing evidence in, any pending or threatened Shareholder Action (whether or not the Purchaser or any other Indemnified Person is a named party or witness, and whether or not any liability to any person results therefrom), including in connection with enforcing the terms hereof.

SECTION 10.2                                            Limitations.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify, hold harmless or promptly reimburse any Indemnified Person under this Agreement or other obligation to any Indemnified Person in respect of any Losses to the extent that such Losses are finally judicially determined to have resulted from the material breach of this Agreement of or by any Indemnified Person.  In the event that it is determined that an Indemnified Person materially breached this Agreement, such Indemnified Person shall be obligated to reimburse the Company for any amounts previously paid by the Company or on behalf of such Indemnified Person.  In case any proceeding shall be instituted in respect of which an Indemnified Person may seek indemnification, such Indemnified Person shall promptly notify the Company in writing, but the failure to so notify the Company will not relieve it from any Liability which it may have hereunder or otherwise, except to the extent such failure materially prejudices the Company’s rights with respect to such proceeding.

SECTION 10.3                                            Defense of Third-Party Claims

(a)                                  Subject to the provisions hereof, the Company on behalf of the Indemnified Party shall have the right, by providing written notice to the Indemnified Party, to elect to defend and control the defense of any litigation that is instituted or claim or demand that is asserted by any third party in respect of which indemnification may be sought under this Article X (a “Third Party Claim”), the costs and expenses incurred by the Company in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Company.  If the Company does not assume the defense of any such Third-Party Claim, the Indemnified Party may defend, or assume control of the defense of, any Third-Party Claim against the Company.  The Indemnified Party (unless itself controlling the Third-Party Claim in accordance with this Section 10.3(a)) may participate, through counsel of its own choice and, except as provided herein, at its own expense, in the defense of any Third-Party Claim.

(b)                                 Any party controlling the defense of any Third-Party Claim pursuant hereto shall: (i) conduct the defense of such Third-Party Claim with reasonable diligence and keep the other parties reasonably informed of material developments in the Third-Party Claim at all stages thereof; (ii) as promptly as reasonably practicable, submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the other parties and their counsel to confer on the conduct of the defense thereof; and (iv) permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to the other party or its counsel, accountants or representatives, if doing so would be reasonably expected to violate any Law to which such person is subject or could jeopardize (in the reasonable discretion of the disclosing party) any attorney-client privilege available with respect to such information.

SECTION 10.4                                            Settlement of Claims.  The Company agrees that it will not, without the applicable Purchaser’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit, investigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Purchaser or any other Indemnified Person is an actual or potential party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all liability arising out of such action, claim, suit, investigation or proceeding and does not impose any monetary or financial obligation on any Indemnified Person or contain any admission of culpability or liability on the part of any Indemnified Person.  The Company shall not be required to indemnify each Purchaser for any amount paid or payable by such Purchaser in the settlement of any action, proceeding or investigation entered into without the prior written consent of the Company.  No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

SECTION 10.5                                            Contribution.  If the foregoing indemnification provided for herein is determined to be unavailable to an Indemnified Person for any reason (other than as specified in Section 10.2 or is insufficient to hold it harmless in respect of any Losses referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (and expenses related thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and to the applicable Purchaser, on the other hand, with respect to this Agreement or (ii) if the allocation provided by clause (i) of this paragraph is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of each of the Company and the applicable Purchaser and any other relevant and equitable considerations.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1                                            Survival.  The representations and warranties of the parties contained in this Agreement shall survive the Closing.  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled.

SECTION 11.2                                            Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission when sent by facsimile transmission with written confirmation of receipt, (C) upon transmission by electronic mail (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail), (D) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (E) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Richard N. Baer
Facsimile:
E-mail:

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention:	Frederick McGrath
Renee L. Wilm
Facsimile:	(212) 259-2500
E-mail:

If to any Purchaser, to the addresses set forth on Schedule I hereto.

SECTION 11.3                                            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

SECTION 11.4                                            Jurisdiction and Venue.  The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.5                                            Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, in each case, with respect to the subject matter hereof.

SECTION 11.6                                            Assignment.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.  Except as provided below, no Purchaser shall assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the Company; provided, that (x) a

Purchaser, at any time up until the seventh (7th) day prior to the Closing Date, may assign this Agreement, in whole or in part, so long as it provides prompt written notice to the Company, and the rights and obligations hereunder, to any Affiliate of the Purchaser able to fulfill such Purchaser’s obligations hereunder, including making the representations and warranties contained in Section 3.2 (provided, further that no such assignment shall prevent or materially impair or delay the consummation of the transactions contemplated hereby) and (y) the Company shall not assign this Agreement, or any rights or obligations hereunder, without the prior written consent of all the Purchasers, based on the Purchased Shares purchased hereunder.  No assignment permitted pursuant to this Section 11.6 shall relieve Purchaser of its obligations hereunder except to the extent such obligations are actually fulfilled by such Affiliate assignee.

SECTION 11.7                                            Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or electronic mail transmission.

SECTION 11.8                                            Amendments and Waivers.

(a)          No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)         The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the party against whom it shall be enforced.

(c)          Notwithstanding anything to the contrary herein, the Company, without the consent of the Purchasers, may amend, modify or supplement this Agreement in order to substitute a Purchaser as to whom this Agreement has been terminated with a new party to step in the shoes of such terminated Purchaser for all purposes of this Agreement; provided that the rights of the other Purchasers party to this Agreement as of the date hereof shall not be adversely affected, in any material respect (for the avoidance of doubt, any change to the number of Purchased Shares to which any Purchaser is entitled to acquire hereunder shall be deemed to have a material adverse effect on such Purchaser for this purpose).

SECTION 11.9                                            Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 11.10                                      No Third-Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto; provided, that the Related Parties are express third-party beneficiaries of this Agreement with respect to the provisions in which they are referenced and entitled to enforce each of the provisions hereof.

SECTION 11.11                                      Fees and Expenses.  All fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party or parties, as applicable, incurring such expenses.

SECTION 11.12                                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the fullest extent possible.

SECTION 11.13                                      Adjustments.  Without limiting the other provisions of this Agreement, if at any time after the date of the Original Investment Agreement and prior to the Closing, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of the Company’s Series C Common Stock (or undertakes any similar act), then the Price Per Share will be appropriately adjusted to provide to the Purchaser the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Price Per Share, subject to further adjustment in accordance with this provision.

SECTION 11.14                                      Equitable Remedies.

(a)                                  Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to any of the parties hereto.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled, and each party hereby consents, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, without bonds or other security being required, in addition to any other remedies at Law or in equity.  In the event that a party institutes any suit or action under this Agreement, including for specific performance or injunctive relief pursuant to this Section 11.14, the prevailing party in such proceeding shall be entitled to receive the costs incurred thereby in conducting the suit or action, including reasonable attorneys’ fees and expenses.

(b)                                 Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, no person (other than the Company and each Purchaser and their respective permitted assigns (if any), to the extent provided in, and subject to the limitations of, this Agreement) shall have any obligation hereunder and, notwithstanding that such Purchaser or any of its permitted assigns may be a corporation, partnership or limited liability company, no person shall have any rights of recovery against, or recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith, against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives of such Purchaser, or any of its successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives or successors or assigns of any of the foregoing (each, a “Related Party” and together, the “Related Parties”), in each case, other than, for the avoidance of doubt, solely against Purchaser, to the extent provided in, and subject to the limitations contained in, this Agreement (collectively, the “Available Remedies”), whether by or through attempted piercing of the corporate veil, by or through any claim against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of such Purchaser under this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation (in each case, for the avoidance of doubt, other than in respect of the Available Remedies solely against such Purchaser). Under no circumstances shall any Purchaser (or any of its Related Parties or assignees) be liable hereunder for any special, incidental, consequential, indirect or punitive damages to any person, including the Company, the Company’s equityholders or any of their respective Affiliates in respect of this Agreement.

SECTION 11.15                               Certain Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any action, suit, claim, arbitration, proceeding, inquiry or investigation, by or before any Governmental Entity.

“Affiliate” means any Person that Controls, is Controlled by or is under common Control with the Person specified, and includes any investment fund or funds managed by the same manager or management company.  For purposes of this definition, (i) the Company shall not be deemed to be an Affiliate of any Purchaser or any of their respective Affiliates, and no Purchaser nor any of its Affiliates shall be deemed to be an Affiliate of the Company and (ii) the Company shall be deemed to be an Affiliate of Charter.

“Aggregate Purchase Price” means the Initial Commitment Amount less the Commitment Reduction Amount.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ASR Eligible” means the Company meets or is deemed to meet the eligibility requirements to file an ASRS as set forth in General Instruction I.D. to Form S-3.

“ASRS” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Available Remedies” has the meaning set forth in Section 11.14(b) of this Agreement.

“Book-Entry System” has the meaning set forth in Section 1.1(e) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

“Charter” has the meaning set forth in the recitals to this Agreement.

“Charter Investment Agreement” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” means the date of closing of the transactions contemplated by the Mergers Agreement.

“Coatue” has the meaning set forth in the preamble to this Agreement, and includes any Affiliate or Affiliates described in Section 11.6 to which this Agreement has been assigned.

“Coatue Initial Aggregate Purchase Price” has the meaning set forth in the recitals to this Agreement.

“Coatue Purchased Shares” means a number of shares of Company Stock equal to the product of (1) the number of Purchased Shares multiplied by (2) the quotient of (x) the Coatue Initial Aggregate Purchase Price divided by (y) the Initial Commitment Amount.

“Commitment Reduction Amount” means, following a Commitment Reduction Election by the Company, such amount as determined by the Company, in its sole discretion, which shall not exceed 25% of the Initial Commitment Amount, and which shall be applied pro rata across all Purchasers and all equity financing source parties to the Other Investment Agreements.

“Commitment Reduction Election” means the delivery by the Company of a notice to each of the Purchasers that the Company has determined in its sole discretion to obtain a portion of the financing it needs to complete the New Charter Investment through the incurrence of indebtedness and other financing sources not related to the equity of the Company and indicating that the Board of Directors of the Company has determined in its reasonable judgment that such indebtedness or financing alternatives, after giving effect to the Commitment Reduction Election, provide the Company with a superior alternative for the Company to the transactions contemplated hereby without giving effect to the Commitment Reduction Election.

“Common Stock” has the meaning set forth in Section 2.1(c) of this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliates” has the meaning set forth in Section 8.1 of this Agreement

“Company Registration Rights Indemnitee” has the meaning set forth in Section 9.1(h)(ii) of this Agreement.

“Company Stock” means shares of Series C Common Stock and, if a Vote Failure Event occurs, shares of Preferred Stock.

“Computershare” has the meaning set forth in Section 1.1(e) of this Agreement.

“Control” means the power, directly or indirectly, to direct the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise.

“Contested Claim” has the meaning set forth in Section 9.1(k)(ii) of this Agreement.

“controlling person” has the meaning set forth in Section 9.1(h)(i) of this Agreement.

“Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities, and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, court or arbitration costs, but specifically excluding consequential damages, lost profits, indirect damages, punitive damages, exemplary damages and any taxes incurred as a result of any recovery received.

“Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities.

“Effectiveness Period” has the meaning set forth in Section 9.1(d) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (as in effect on the date of this Agreement).

“Exchange Act Reports” has the meaning set forth in Section 3.1(e) of this Agreement.

“FIRPTA Certificate” has the meaning set forth in Section 1.1(d) of this Agreement.

“First Company Merger” has the meaning set forth in the recitals to this Agreement.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Indemnified Person” has the meaning set forth in Section 10.1 of this Agreement.

“Information” has the meaning set forth in Section 8.1 of this Agreement.

“Initial Commitment Amount” means the sum of the LIC Initial Aggregate Purchase Price, the JANA Nirvana Initial Aggregate Purchase Price, the JANA Master Initial Aggregate Purchase Price, the Coatue Initial Aggregate Purchase Price.

“JANA Master” has the meaning set forth in the preamble to this Agreement, and includes any Affiliate or Affiliates described in Section 11.6 to which this Agreement has been assigned.

“JANA Master Initial Aggregate Purchase Price” has the meaning set forth in the recitals to this Agreement.

“JANA Master Purchased Shares” means a number of shares of Company Stock equal to the product of (1) the number of Purchased Shares multiplied by (2) the quotient of (x) the JANA Master Initial Aggregate Purchase Price divided by (y) the Initial Commitment Amount.

“JANA Nirvana” has the meaning set forth in the preamble to this Agreement, and includes any Affiliate or Affiliates described in Section 11.6 to which this Agreement has been assigned.

“JANA Nirvana Initial Aggregate Purchase Price” has the meaning set forth in the recitals to this Agreement.

“JANA Nirvana Purchased Shares” means a number of shares of Company Stock equal to the product of (1) the number of Purchased Shares multiplied by (2) the quotient of (x) the JANA Nirvana Initial Aggregate Purchase Price divided by (y) the Initial Commitment Amount.

“Law” means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“LIC” has the meaning set forth in the preamble to this Agreement, and includes any Affiliate or Affiliates described in Section 11.6 to which this Agreement has been assigned.

“LIC Initial Aggregate Purchase Price” has the meaning set forth in the recitals to this Agreement.

“LIC Purchased Shares” means a number of shares of Company Stock equal to the product of (1) the number of Purchased Shares multiplied by (2) the quotient of (x) the LIC Initial Aggregate Purchase Price divided by (y) the Initial Commitment Amount.

“Lien” means any and all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances whatsoever.

“Losses” has the meaning set forth in Section 10.1 of this Agreement.

“Material Adverse Effect” means any event, circumstance, change or effect, individually or in the aggregate, that (i) has a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) is materially adverse to the business, condition (financial or otherwise), operations, assets or results of operations of the Company and its subsidiaries, taken as a whole, except any such event, circumstance, change or effect, to the extent resulting from:

(a)                                 changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company and its Affiliates operate that affect the industries in which the Company and its Affiliates conduct their business (including changes in interest rates or the availability of credit financing, changes in exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Affiliates operate) except to the extent that such changes materially and disproportionately have a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the Company’s competitors, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate portion of the adverse impact,

(b)                                 changes in national or international political conditions, including any engagement in hostilities or the occurrence of any acts of war, sabotage or terrorism or natural disasters in the United States occurring after the date of this Agreement except to the extent that such changes materially and disproportionately have a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the Company’s competitors, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate portion of the adverse impact,

(c)                                  the announcement of, or entry into, this Agreement, the Mergers Agreement or the consummation of the transactions contemplated hereby or thereby,

(d)                                 any failure by the Company and its Affiliates to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or

(e)                                  a change in the trading prices or volume of the Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

“Merger Subsidiary” has the meaning set forth in the recitals to this Agreement.

“Mergers Agreement” has the meaning set forth in the recitals to this Agreement.

“Modification Event” means a valid delivery by the Company of prior written consent to Charter pursuant to Section 4.6 of the Charter Investment Agreement that permits Charter to take the actions described in such Section 4.6.

“New Charter” has the meaning set forth in the recitals to this Agreement.

“New Charter Investment” has the meaning set forth in the recitals to this Agreement.

“No-FIRPTA Notice” has the meaning set forth in Section 8.7 of this Agreement.

“Notice of Reg Rights Claim” has the meaning set forth in Section 9.1(i)(i) of this Agreement.

“Other Investment Agreement” means any binding agreement, understanding or arrangement entered into on or about the date of the Original Investment Agreement with any other equity financing source providing for the acquisition of Company Stock.

“Original Investment Agreement” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means any Person who is a Controlled Affiliate of the Purchaser (i) to whom any Purchased Shares are Transferred and (ii) who executes an assumption of this Agreement in connection with such Transfer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint stock company, trust, unincorporated organization or other entity or government or agency or political subdivision thereof.

“Preferred Stock” means the Series A Non-Convertible Redeemable Preferred Stock, par

value $.01 per share, of the Company (a summary of the material terms of which are set forth on Schedule II hereto).

“Price Per Share” means $56.23.

“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

“Proxy Statement” has the meaning set forth in Section 2.1(a) of this Agreement.

“Purchased Shares” means a whole number of duly authorized, validly issued, fully paid and non-assessable shares of Company Stock equal to the quotient, rounded down to the nearest whole share, of the Aggregate Purchase Price divided by the Price Per Share; provided, that, if a Vote Failure Event has occurred, the Purchased Shares shall be comprised of a number of shares of Company Stock determined as follows: (i) the product obtained by multiplying (A) a whole number of shares of Series C Common Stock equal to 19.9% of the total number of outstanding shares of Common Stock as of five (5) Business Days prior to the Closing Date, rounded down to the nearest whole share by (B) a fraction, with the (x) numerator equal to the Initial Commitment Amount and (y) the denominator equal to the sum of (1) the Initial Commitment Amount and (2) the total aggregate purchase price agreed to be paid by all equity financing source parties under the Other Investment Agreements (without taking into account reductions in connection with a Commitment Reduction Election), and (ii) a whole number of shares of Preferred Stock equal to the difference between the total number of Purchased Shares and the number of shares of Series C Common Stock determined pursuant to clause (i).  For the avoidance of doubt, each Purchaser’s portion of the Purchased Shares shall be comprised of the same ratio of shares of Preferred Stock and shares of Series C Common Stock as each other Purchaser’s and each other equity financing source party to the Other Investment Agreement’s  portion of the Purchased Shares.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Reg Rights Claim” has the meaning set forth in Section 9.1(i)(i) of this Agreement.

“Reg Rights Indemnified Person” has the meaning set forth in Section 9.1(i)(i) of this Agreement.

“Reg Rights Indemnifying Person” has the meaning set forth in Section 9.1(i)(i) of this Agreement.

“Registrable Securities” means the portion of Purchased Shares delivered to each Purchaser pursuant to this Agreement (as adjusted for stock splits, combinations, recapitalizations, exchange or readjustment of shares after the date hereof), provided that any such shares will not be Registrable Securities when (i) they are sold pursuant to a Registration Statement filed pursuant to Section 9.1 or (ii) they have otherwise been sold, transferred or otherwise disposed of by such Purchaser; provided, however, that in no event shall any shares of Preferred Stock constitute Registrable Securities.

“Registration Expenses” means (i) all expenses incurred by the Company in filing a Registration Statement including Registrable Securities, including, all registration and filing fees, fees and disbursements of counsel for the Company, SEC or FINRA registration and filing fees, expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, and all other expenses incident to the registration of the Registrable Securities, and (ii) the reasonable fees and disbursements of one counsel for all Purchasers and the equity financing source parties under the Other Investment Agreements named in any single Registration Statement, selected by such Purchasers and such equity financing source parties with the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), but shall not include Selling Expenses.

“Registration Rights Indemnitee” has the meaning set forth in Section 9.1(h)(i) of this Agreement.

“Registration Statement” means a registration statement on an appropriate form under the Securities Act covering the resale of the Registrable Securities by a Purchaser in open market transactions.

“Related Party” has the meaning set forth in Section 11.14 of this Agreement.

“Restricted Book Position” has the meaning set forth in Section 1.1(e) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Company Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the offer and sale of Registrable Securities.

“Series A Common Stock” has the meaning set forth in Section 2.1(c) of this Agreement.

“Series B Common Stock” has the meaning set forth in Section 2.1(c) of this Agreement.

“Series C Common Stock” means shares of the Company’s Series C common stock, par value $.01 per share.

“settlement” and “settle” have the meanings set forth in Section 9.1(j)(iv) of this Agreement.

“Shareholder Action” has the meaning set forth in Section 10.1 of this Agreement.

“Stockholder Approval” has the meaning set forth in Section 2.1(a) of this Agreement.

“Stockholders Meeting” has the meaning set forth in Section 2.2(a) of this Agreement.

“Suspension Period” has the meaning set forth in Section 9.1(a)(iv) of this Agreement.

“Target” has the meaning set forth in the recitals to this Agreement.

“Termination Date” has the meaning set forth in Section 7.1(c) of this Agreement.

“Third-Party Claim” has the meaning set forth in Section 10.3 of this Agreement.

“Third-Party Reg Rights Claim” an Action brought or threatened (whether orally or in writing) by a third party against any Reg Rights Indemnified Person.

“Trading Day” means any day on which The Nasdaq Stock Market is open for regular trading of the Series C Common Stock.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of Law or otherwise.

“Underwriter Cutback” has the meaning set forth in Section 9.1(a)(i) of this Agreement.

“USRPHC” has the meaning set forth in Section 1.1(d) of this Agreement.

“Vote Failure Event” means (i) the proposal relating to the approval, for purposes of Rule 5635(a) of the NASDAQ Stock Market Rules, of the issuance of shares of Series C Common Stock as contemplated hereby to each Purchaser and each equity financing source party under the Other Investment Agreements failing to receive the approval of a majority of the aggregate voting power represented by the shares of Series A Common Stock and Series B Common Stock present and entitled to vote at the Stockholders Meeting or any adjournment or postponement thereof, or (ii) the failure of such proposal to be presented for vote at a Stockholders Meeting on or before the twentieth (20th) Business Day prior to the consummation of the Mergers, solely by reason of legal or injunctive action taken by a court of competent jurisdiction.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President

[LBC Amended and Restated Investment Agreement Signature Page]

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President

[LBC Amended and Restated Investment Agreement Signature Page]

JANA NIRVANA MASTER FUND, L.P.

By:	JANA Nirvana Capital LLC, its
General Partner

By:	/s/ Nikhil Mittal
	Name:	Nikhil Mittal
	Title:	Authorized signatory

[LBC Amended and Restated Investment Agreement Signature Page]

JANA MASTER FUND, LTD.

By:	JANA Partners LLC, its
Investment Manager

By:	/s/ Nikhil Mittal
	Name:	Nikhil Mittal
	Title:	Partner

[LBC Amended and Restated Investment Agreement Signature Page]

COATUE OFFSHORE MASTER FUND, LTD.

By:	Coatue Management, L.L.C.

By:	/s/ Zachary Feingold
	Name:	Zachary Feingold
	Title:	Authorized Signatory

[LBC Amended and Restated Investment Agreement Signature Page]

List of Omitted Exhibits and Schedules

The following schedules to the Amended and Restated Investment Agreement, dated May 28, 2015, by and among Liberty Broadband Corporation, Liberty Interactive Corporation, JANA Nirvana Master Fund, Ltd., JANA Master Fund, Ltd. and Coatue Offshore Master Fund, Ltd. have not been provided herein:

Schedules

Schedule I                                        —                                   Notice Addresses

Schedule II                                    —                                   Term Sheet for Proposed Series A Non-Convertible Redeemable Senior Preferred Stock of Liberty Broadband Corporation